EXHIBIT 16

Deloitte.	Deloitte & Touche LLP

111 S. Wacker Drive

Chicago, IL 60606-4301

USA

Tel: +1 312 486 1000

Fax: +1 312 486 1486

www.deloitte.com

March 23, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Excelsior LaSalle Property Fund, Inc.’s Form 8-K dated March 21, 2007, and have the following comments:

1.	We agree with the statements made in the second, fifth and seventh paragraphs and the statement made in the first sentence of the fourth paragraph.
2.	We have no basis on which to agree or disagree with the statements made in the first, third, sixth and eighth paragraphs and the statement made in the second sentence of the fourth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Member of Deloitte Touche Tohmatsu